Exhibit 99.1

PRESS RELEASE

	CONTACT: Lisa Elliott	Danny Gibbons
	Dennard Lascar Investor Relations	SVP & CFO
FOR IMMEDIATE RELEASE	lelliott@dennardlascar.com	investorrelations@wtoffshore.com
	713-529-6600	713-624-7326

W&T Offshore Announces Gulf of Mexico Joint Exploration and

Development Program with Investor Group

HOUSTON, March 12, 2018 – W&T Offshore, Inc. (NYSE: WTI) today announced that it has entered into joint exploration and development agreements with a group of investors (“Investor Group”) to drill up to 14 specified projects in the Gulf of Mexico over the next three plus years (the “Drilling Program”).

Key Highlights of the Drilling Program:

•	Anticipated project level commitment of up to $419.6 million, including W&T Offshore’s commitment, for development of 14 identified projects in the Gulf of Mexico with potential to upsize over time with additional projects

•	W&T initially receives 30.0% of the net revenues from the drilling program wells for contributing 20.0% of the total well costs plus associated leases and providing access to available infrastructure

•	Upon the Investor Group achieving certain return thresholds, W&T’s share of well net revenue increases to 38.4%

•	Allows W&T to develop its drilling inventory at a faster pace and with a greatly reduced capital outlay

•	W&T receives an initial cash reimbursement of approximately $20 million for costs already incurred in relation to the drilling of some of the initial wells that had already commenced drilling or where some work activity had commenced on wells that are included in the drilling program

Mr. Tracy Krohn, W&T Offshore’s Chairman and Chief Executive Officer, stated, “We are extremely pleased to form this multi-year joint exploration and development program that will allow us to continue unlocking the value of our significant drilling opportunities while drastically reducing our capital expenditures. The Drilling Program will allow us to accelerate the development of our high return inventory to bring significant cash back to the corporate entity, while maintaining the flexibility to manage our balance sheet and pursue additional accretive

W&T Offshore, Inc. • Nine Greenway Plaza, Suite 300 • Houston, Texas 77046 • 713-626-8525 • www.wtoffshore.com acquisition opportunities in the Gulf of Mexico as other operators exit. Plus, by contributing inventory and our operating expertise, W&T will receive both a front-end and back-end promote that should compensate us for the leases that we are contributing and also substantially enhance our return on investment,” concluded Mr. Krohn.

W&T and the initial Investor Group have formed a joint venture investment entity that will jointly participate in the drilling and development of a specified group of wells on W&T-held leases and producing acreage in the Gulf of Mexico. The Investor Group is led by an entity owned and controlled by funds managed by HarbourVest Partners, a Boston based private equity fund sponsor with over $40 billion of assets under management. The initial Investor Group will also include a minority investment by an entity owned and controlled by Mr. Krohn and his family. The Krohn entity will invest on the same terms and conditions as were negotiated with HarbourVest Partners and its investment will be limited to 4% of total invested capital of the joint venture.

The initial Investor Group and W&T have agreed to an aggregate initial capital commitment of $230.5 million (subject to increase up to a maximum commitment of $275.9 million upon additional investors joining the Drilling Program), which is sufficient to fund the drilling, completion and tie-in of a number of the project wells. W&T expects that more institutional investors will join the Drilling Program shortly which would increase the total cash commitment to drill the full complement of 14 projects.

W&T is contributing 88.94% of its working interest in the 14 projects to the joint venture entity and retaining an 11.06% working interest. The group of wells is from W&T’s existing drilling inventory and is expected to be drilled over the next three years. W&T has also agreed to make a cash commitment to the joint venture entity for approximately 8.94% of the total cash commitments to the entity. The total initial W&T cash commitment to the Drilling Program, including its commitment with respect to its retained working interest, is $46.1 million (which is subject to an increase to a maximum commitment of $83.9 million upon additional investors joining the Drilling Program).

After taking into account the working interest retained by W&T and the interests in the joint venture entity received by W&T, the Investor Group will initially receive 70% of the net revenues from the group of wells for 80% of the total well costs, while W&T will initially receive 30% of net revenues for 20% of the total well costs. Total well costs include drilling, completion and tie-in of each of the wells in the program, as well as plug and abandonment obligations. W&T is the operator of a number of the wells in the program. Once the Investor Group participating in a well in the drilling program achieves certain return thresholds with respect to that well, W&T will receive 38.4% of the net revenues attributable to that well.

Stifel Nicolaus / Eaton Partners acted as exclusive placement agent and structuring adviser to W&T Offshore.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in approximately 49 producing fields in federal and state waters and has under lease approximately 700,000 gross acres, including approximately 470,000 gross acres on the Gulf of Mexico Shelf and approximately 230,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T Offshore, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to our expectations on future events, based on what we believe are reasonable assumptions and expectations at the time of this press release, including, without limitation, our expectations that we will drill all 14 identified projects under the Drilling Program and that other investors will invest sufficient funds in the Drilling Program to do so. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

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